Multiple          __X__
Single            _____



                           TRC ACQUISITION CORPORATION
                          MARKET DEVELOPMENT AGREEMENT

This Agreement made and entered into this 15th day of July, 1998, in Atlanta, Georgia by and between TRC ACQUISITION CORPORATION, a Georgia corporation with its principal office at 2662 Holcomb Bridge Road, Alpharetta, Georgia, ("Licensor" ), and HARTAN, INC., a wholly owned subsidiary of HARVEST RESTAURANT GROUP, INC., a Texas Corporation with its principal offices at 1250 N.E. Loop 410, Suite 335, San Antonio, Texas 78209 ("Developer").

     WHEREAS, Licensor at a substantial expenditure of time, effort and money, has developed and perfected a system of opening and operating restaurants utilizing the "TANNER'S" service mark, "Rick Tanner's Original Rotisserie Grill" service mark and any other service marks held in conjunction with the Tanner's name (collectively hereinafter referred to as ("TANNER'S restaurants"); and

     WHEREAS, Licensor has acquired knowledge and experience in the composition, distribution, advertising and sale of food products by TANNER'S restaurants and with respect to the style of the buildings and signs used by said restaurants and has successfully established a reputation, demand and goodwill for the products sold by such restaurants; and

     WHEREAS, Developer recognizes the value of uniformity in a system of restaurants and Developer further recognizes the value of Licensor's knowledge and experience gained through the operation of TANNER'S restaurants, and the value of the trade names, trademarks, service marks and other distinctive features of TANNER'S restaurants; and

     WHEREAS, Developer acknowledges Licensor's sole and exclusive ownership of any rights to Licensor's current and future trade names, trademarks and service marks and to all current and future related practices, procedures, methods, devices, techniques, recipes and systems; and

     WHEREAS, Developer desires to open and operate one or more TANNER'S restaurants in areas agreed to with Licensor within the terms of this Agreement; and

     WHEREAS, Licensor is willing to grant Developer such rights in accordance with the terms and conditions of this Agreement;

NOW, THEREFORE, it is mutually agreed as follows:

1. GRANT. Licensor hereby grants to Developer during the term of this Agreement and subject to the conditions hereof the right to open and operate the number of TANNER'S restaurants specified in Exhibit A. The operation of any TANNER'S restaurant developed pursuant to this Agreement will be governed by an individual License Agreement issued by Licensor in accordance with Paragraph 12 below. During the term of this Agreement, without the consent of Developer, Licensor shall not grant options for or license others to operate, nor will it itself operate, any new or additional TANNER'S restaurants in the protected areas.

2. TERM.

2.1. Single Unit Agreement. If this Agreement is for the development of only one
(1) TANNER'S restaurant, unless earlier terminated pursuant to the provisions of Paragraph 14 or extended, this Agreement shall terminate, without any action on the part of either of the parties being necessary, upon the date of execution by Licensor of the License Agreement for the TANNER'S restaurant then required to be opened and operated pursuant to this Agreement.

2.2. Multiple Unit Agreement. If this Agreement is for the development of more than one (1) TANNER'S restaurant, unless earlier terminated pursuant to Paragraph 14, the term of this Agreement shall extend through the date of execution by Licensor of the License Agreement for the last of the TANNER'S restaurants then required to be opened and operated pursuant to this Agreement.

3. DEVELOPMENT FEE. Upon execution of this Agreement, Developer shall pay to Licensor the fee set forth in Exhibit A hereto and designated as the development fee (the "Development Fee"). This Development Fee shall be fully earned by Licensor in consideration of its execution of this Agreement and shall be nonrefundable. However, Licensor shall credit the Development Fee, pro rata, based upon the number of TANNER'S restaurants to be built within the Territory, toward the License Fees payable under any of the License Agreements issued to Developer pursuant to this Agreement, provided that the applicable restaurants are constructed and opened in accordance with the schedule set forth in Exhibit A (the "Development Schedule").

4. DEVELOPMENT SCHEDULE. Developer shall build, open and operate properly licensed TANNER'S restaurants in accordance with the Development Schedule set forth in Exhibit A (the "Development Schedule"). Developer shall inform Licensor of any delays in the development of a Tanner's restaurant, including, but not limited to, permits construction, zoning and financial delays. It is the sole discretion of Licensor to grant an extension of any date set forth in Exhibit A (the "Development Schedule").

5. LOCATION OF RESTAURANTS. Developer is responsible for locating proposed sites for any TANNER'S restaurant contemplated. During the term of this Agreement, Developer shall use its best efforts to locate suitable sites. Licensor, in its discretion, may offer counseling and advice in site selection. In no event, however, shall Licensor be obligated to loan money, guarantee leases, provide financing or otherwise become directly involved and/or obligated to Developer or to any third party in respect of such site selection or development; these activities and undertakings, financially and otherwise, shall be the exclusive responsibility of Developer.

6. SITE ACCEPTANCE. Upon selection by Developer of a proposed site for a TANNER'S restaurant, Developer promptly shall submit to Licensor such specific site data and demographic and other information concerning the site as may be reasonably required by Licensor, utilizing such forms as may be required by Licensor. Licensor shall review such site in accordance with Licensor's then-current site selection policies and procedures. Developer understands and acknowledges that Licensor may reject any proposed site, in which event Developer will not proceed at the rejected site, but will seek to locate an acceptable site. The acquisition in any manner of any proposed site prior to acceptance by Licensor shall be at the sole risk and responsibility of Developer and shall not obligate Licensor in any way to accept such site or to issue a License Agreement for operation of a TANNER'S restaurant at such site.

7. DISCLAIMER. In executing this Agreement, reviewing a proposed site, giving advice or providing services or assistance in connection with this Agreement, Licensor does not guarantee the suitability of an accepted site or the success of any particular TANNER'S restaurant established at any such site. Licensor expressly disclaims any warranties, express or implied, with respect to the suitability of any site or the success of any restaurant. Developer understands and acknowledges that the suitability of a site and the success of any restaurant depend on many factors outside the control of either Licensor or Developer (including, without limitation, such factors as interest rates, unemployment rates, demographic trends and the general economic climate), but principally depend on Developer's efforts in the operation of the restaurant.

8. LOCATION REQUIREMENTS. As a condition for accepting a proposed site, Licensor may require Developer to negotiate a lease or sales contract that includes certain terms regarding duration or other specified matters. Developer understands and acknowledges that a site acceptance may be conditioned on such matters and that if Developer does not wish to, or cannot, satisfy the pertinent conditions within a reasonable time, the site will be deemed rejected.

9. CONSTRUCTION. (a) Upon receiving acceptance for a proposed site, Developer shall proceed promptly to secure control of the site and to obtain necessary zoning and building approvals and permits. Following acceptance of any site, Licensor shall provide Developer a set of standard architectural plans and specifications for a prototype, freestanding or modified plans for a conversion TANNER'S restaurant. After a site is accepted but before commencing construction of any TANNER'S restaurant contemplated by this Agreement, Developer shall, if requested by Licensor, at Developer's expense, furnish to Licensor for Licensor's acceptance, the following:

     (i) A proposed preliminary site plan for the TANNER'S restaurant which, if accepted, shall not thereafter be changed without Licensor's prior written consent; and

     (ii) A copy of Developer's plans and specifications for construction of the TANNER'S restaurant in proposed final form, which plans and specifications shall have been adopted, at Developer's expense, from Licensor's then standard plans and specifications and which, if accepted, shall not thereafter be changed, without Licensor's prior written consent. In addition, upon request by Licensor, Developer shall furnish Licensor information as Licensor may from time to time request, which may include, without limitation, copies of all commitments and plans for construction and permanent financing, the name, address and contact with respect to each lender, the name and address of the contractor, together with a copy of the construction contract.

          (b) Thereafter, Developer shall break ground and commence construction of the particular TANNER'S restaurant in accordance with the site plan and building plans and specifications as soon as possible and shall complete all the construction thereof, including the acquisition and installation of all equipment specified by Licensor, and have the restaurant ready to open for business within the time specified in this Agreement or at an earlier date as determined by Licensor and Developer. Developer shall not open any location for business until Developer has complied with the conditions of the Opening Checklist which form is designated by Licensor and may be changed from time to time. Licensor and its agents shall have the right to inspect the construction at any reasonable time. Developer agrees to give Licensor at least ten (10) days notice prior to pouring the concrete slab for any TANNER'S restaurant to be opened pursuant to this Agreement and to give Licensor notice immediately after completion of the electrical and mechanical rough-ins to enable Licensor to inspect the construction at such times. Developer shall correct, upon request and at Developer's expense, any deviation from any approved site plan or plans and specifications. Licensor assumes no responsibility for the quality of any construction because of any inspections made by it or any reports or recommendations made as a result of such inspections.

          (c) In the event Developer fails to open any TANNER'S restaurant within the time periods set forth in this Agreement, except for any delay due in material part to war, strikes, lockouts, governmentally imposed building moratoriums, or similar causes beyond the control of Developer (which do not include general construction delays), or in the event Developer commences construction of any TANNER'S restaurant according to plans and specifications not accepted by Licensor or alters such accepted site plan or plans and specifications without Licensor's approval, then, Licensor, at its option, may elect to cancel and terminate this Agreement, by written notice to Developer, in which case any Development Fee paid to Licensor pursuant to Paragraph 3 shall be retained by Licensor as liquidated and agreed damages and no further License Agreements or development rights will be issued for any proposed TANNER'S restaurants.

10. ADVISORY SERVICES AND TRAINING.

(a) During the term of this Agreement, Licensor shall at reasonable times, upon the, request of, and at no charge to Developer (except as otherwise expressly provided in this Paragraph 10), furnish counseling and advisory services to Developer with respect to the construction and pre- opening activities related to the operation of TANNER'S restaurants, including consultation and advice regarding:

                  (i)      parking and building layouts;
                  (ii)     traffic planning;
                  (iii) construction and financing of the restaurant building and other improvements;
                  (iv)     equipment selection and layout;
                  (v)      employee selection and training;
                  (vi)     advertising and promotion;
                  (vii)    bookkeeping and accounting; and
                  (viii)   purchasing and inventory control.

(b) Developer and its employees shall attend and conduct such training programs as Licensor may reasonably require in order to train Developer's personnel properly to operate the TANNER'S restaurants contemplated by this Agreement. No charge will be made by Licensor for training programs conducted by it, but Developer shall be required to pay all expenses of Developer's personnel who take part in any such program or programs.

(c) Developer shall not employ or seek to employ any person who is at the time employed by Licensor or by any other licensee or optionee of Licensor without first obtaining the consent of such person's employer and Developer will not, directly or indirectly, induce any such person to leave his or her employment.

11. LICENSE FEE. Upon execution by Licensor of a License Agreement for any TANNER'S restaurant contemplated by this Agreement, Developer shall pay to Licensor the sum set forth on Exhibit A hereto that is specified as the License Fee for each such TANNER'S restaurant. This License Fee is fully earned by Licensor upon execution of the License Agreement and thereafter shall be nonrefundable. Any Development Fee paid by Developer hereunder shall be credited toward payment of the License Fee in accordance with the terms of Paragraph 3 of this Agreement.

12. LICENSE AGREEMENTS.

(a) Upon the due performance by Developer within the time periods set forth, of all of the requirements set forth above (including, without limitation, payment of the Development Fee and License Fee, and satisfaction of all construction and training requirements) with respect to any TANNER'S restaurant contemplated by this Agreement, Licensor, except as set forth below, will execute, issue and deliver to Developer Licensor's then-current form of License Agreement to operate such TANNER'S restaurant; provided, however, that, in the event that this Agreement is for the development of more than one (1) TANNER'S restaurant, the License Fees and royalties payable under any License Agreement for a TANNER'S restaurant to be built and operated within the Territory shall be at the rate set forth in Exhibit A. In addition, in the event that this Agreement is for the development of more than one (1) TANNER'S restaurant, during the term of this Agreement, with respect to any License Agreement executed for a TANNER'S restaurant to be built and operated within the Territory, Licensor agrees that:

(1) the maximum amount (expressed as a percentage of sales) of required advertising expenditures under any License Agreement shall not be increased from the amount set forth in the first License Agreement executed by Developer during the term of this Agreement for a TANNER'S restaurant to be built and operated within the Territory;

(2) the protected radius (expressed in distance) provided for in any License Agreement shall not be reduced from the distance set forth as a protected radius in the first License Agreement executed by Developer during the term of this Agreement for a TANNER'S restaurant to be built and operated within the Territory;

(3) each License Agreement shall have an initial term of twenty (20) years with the option (upon satisfaction of the conditions for renewal set forth therein) to renew for 2 additional term of 10 year terms;

(4) neither the radius (expressed in distance) nor the length of time (expressed in months) of the post-termination covenant not to compete set forth in any License Agreement shall be increased from those set forth in the first License Agreement executed by Developer during the term of this Agreement for a TANNER'S restaurant to be built and operated within the Territory;

(5) the formula for determining the price to be paid by Licensor for any of Developer' s assets upon termination of any License Agreement shall not be changed from that set forth in the first License Agreement executed by Developer during the term of this Agreement for a TANNER'S restaurant to be built and operated within the Territory; and

(6) no material change, in the reasons that allow a License Agreement to be terminated shall be made from those set forth in the first License Agreement executed by Developer during the term of this Agreement for a TANNER'S restaurant to be built and operated within the Territory.

(b) As a condition of Licensor's execution of such License Agreement, Licensor may require Developer or its principals to provide a personal guarantee, letter of credit or corporate guarantee in a form acceptable to Licensor to secure payment of royalties and other fees required to be paid to Licensor or its affiliates under any such License Agreement, or otherwise. Developer shall comply with Licensor's then-current franchising policies and procedures for issuance of each License Agreement. Licensor shall be under no obligation to execute and issue a License Agreement unless Developer has complied in a timely manner with all terms and conditions of this Agreement and has satisfied all requirements set forth herein. In addition, Licensor shall be under no obligation to execute and issue a License Agreement if Developer is in breach or default of any other License Agreement, Market Development Agreement or any other agreement between Licensor and Developer, or if Developer is not eligible for expansion pursuant to Licensor's then-current criteria for expansion. If and when any License Agreement contemplated in this Agreement is executed by Licensor, it shall supersede this Agreement and govern the relations between the parties with respect to the particular restaurant.

13. NO RIGHT TO OPERATE OR USE TRADEMARKS. Developer acknowledges that until a License Agreement has been issued for a specified site, Developer shall not have or be entitled to exercise any of the rights, powers and privileges granted by the License Agreement, including without limitation the right to use Licensor's trademarks, service marks and trade names; that the execution of this Agreement shall not be deemed to grant any such rights, powers or privileges to Developer; and that Developer may not under any circumstances commence operation of any TANNER'S restaurant prior to execution by Licensor of a License Agreement for the particular location.

14. TERMINATION.

14.1 Automatic Termination. This Agreement shall terminate immediately and without notice to either party:

(a) if Developer files a petition under any bankruptcy or reorganization law, becomes insolvent, or has a trustee or receiver appointed by a court of competent jurisdiction for all or any part of Developer's property; or,

(b) if Developer seeks to effect a plan of liquidation, reorganization, composition or arrangement of Developer's affairs, whether or not the same shall be subsequently approved by a court of competent jurisdiction, it being understood that in no event shall this Agreement or any right or interest hereunder be deemed an asset in any insolvency, receivership, bankruptcy, composition, liquidation, arrangement or reorganization proceeding; or

(c) if Developer has an involuntary proceeding filed under any bankruptcy or reorganization laws or any other laws and does not have such proceeding dismissed within ninety (90) days thereafter;

(d) if Developer makes a general assignment for the benefit of creditors; or

(e) if this Agreement is for the development of only one (1) TANNER'S restaurant within the Territory, upon execution by Licensor and Developer of a License Agreement for such a TANNER'S restaurant.

14.2 By Licensor. Licensor, at its option, may terminate this Agreement immediately upon notice to Developer, upon the occurrence of any of the following:

(a) failure to open any TANNER'S restaurant within the time period(s) specified in this Agreement;

(b) the assignment of this Agreement without the prior written approval of Licensor;

(c) if Developer is a corporation or a partnership, the transfer of any of the capital stock or partnership interest of such corporation or partnership during the term of this Agreement without the prior written approval of Licensor; or, in the event that any shareholder or partner of Developer (the "Shareholder") is a corporation, limited partnership, business trust, partnership or similar association, the transfer of any of the capital stock or other interests of the shareholders, limited partners, trustees, beneficiaries, partners or investors, as the case may be, in such Shareholder, during the term of this Agreement without the prior written approval of Licensor;

(d) the discovery by Licensor of any material misrepresentation in any of the information or documents submitted to Licensor by or on behalf of Developer;

(e) any material violation by Developer of any of the provisions of this Agreement if such material violation shall continue for thirty (30) days after Licensor gives written notice of such material violation to Developer or if such material violation cannot be reasonably corrected within such thirty (30) day period, then if such material violation is not corrected within such additional time as may be required assuming Developer proceeds with reasonable diligence; provided, however, that such written notice and a reasonable time to correct material violations shall not be required if Developer repeatedly fails to perform in accordance with the terms and conditions contained herein; or

(f) any default by Developer under any other agreement with Licensor and Developer's failure to cure such default within the time specified in such agreement, if any.

15. EFFECT OF EXPIRATION OR TERMINATION. Upon expiration of this Agreement, or upon its termination for any reason, any and all rights granted to Developer hereunder shall be extinguished immediately. Licensor thereafter shall have the right to operate or license others to operate TANNER'S restaurants within the Territory, except as limited by the provisions of any other then-effective agreements with Licensor.

16. RESTRICTIONS. Licensor is engaged in the business of developing and franchising TANNER'S restaurants on a national basis. Developer acknowledges that the appropriation or duplication of TANNER'S restaurants or any part thereof for a purpose other than to operate a TANNER'S restaurant pursuant to a License Agreement with Licensor would damage the franchising business of Licensor. Developer acknowledges that Licensor owns trade secrets and that all material or other information now or hereafter provided or disclosed to Developer regarding TANNER'S restaurants is disclosed to Developer in confidence and Developer agrees not to disclose any part of it to anyone who is not an employee of Licensor, or of its licensees. Licensor shall be entitled to obtain injunctive relief in addition to any other legal or equitable remedies it may have if Developer fails to comply with the provisions contained herein.

17. ASSIGNMENT.

     (a) Developer shall not sell, assign, transfer, convey or encumber its rights and obligations hereunder or suffer or permit any such assignment, transfer or encumbrance to occur by operation of law without the prior express written consent of Licensor. In the event Developer is a corporation, limited partnership, business trust, partnership or similar association, the shareholders, limited partners, beneficiaries, partners or investors, as the case may be, may not sell, assign, or otherwise transfer their shares or interests in such corporation, limited partnership, business trust, partnership or similar association, without the prior written consent of Licensor. Furthermore, in the event that any shareholder of Developer (the "Shareholder") is a corporation, limited partnership, business trust, partnership or similar association, the interests of the shareholders, limited partners, trustees, beneficiaries, partners or investors, as the case may be, in such Shareholder, may not be sold, assigned or otherwise transferred, without the prior written consent of Licensor.

     (b) In the event of the death of the Developer or if the Developer is a corporation or similar entity, then in the event of the death of any stockholder, investor or similar person, Licensor shall not unreasonably withhold its consent to a transfer or assignment of Developer's interest herein, or if Developer is a corporation, the transfer of the deceased stockholder's stock in such corporation to a descendant, heir or legatee of the decedent, who shall in the sole judgment of Licensor be capable of performing the duties and obligations of Developer hereunder and under any License Agreement to be issued pursuant to this agreement, or to a responsible bona fide purchaser acceptable to Licensor. Any approval by Licensor of such transfer or assignment shall be subject to the assignee's agreement in writing to assume and perform all of Developer's duties and obligations hereunder and under any License Agreement to be issued pursuant to this agreement.

18. CONSTRUCTION. All terms and words used in this Agreement, regardless of the number and gender in which they are used, shall be deemed and construed to include any other number and any other gender, as the context or sense of this Agreement or any provision hereof may require, as if such words had been fully and properly written in the appropriate number and gender. All covenants, agreements and obligations assumed herein by Developer shall be deemed to be joint and several covenants, agreements and obligations of each of the persons named as Developer, if more than one person is so named.

19. HEADINGS. Captions and section headings are used herein for convenience only. They are not part of this Agreement and shall not be used in construing it.

20. NOTICES. Whenever notice is required or permitted to be given under the terms of this Agreement, it shall be given in writing, and be delivered personally, by certified, express or registered mail, or by an overnight delivery service (e.g., Federal Express), postage prepaid, addressed to the party for whom intended. All such notices shall be addressed to the party to be notified at the respective addresses first above written, or at such other address or addresses as the parties may from time to time designate in writing.

21. COSTS AND ATTORNEY'S FEES. Should Developer institute an action against Licensor or any of Licensor's agents or employees for any claim arising out of or related to this Agreement, Licensor (or its agents or employees), if it prevails, shall recover from Developer its costs and reasonable attorneys' fees incurred in defending said action.

22. WAIVER. No waiver, delay, omission or forbearance on the part of the Licensor to exercise any right, option, duty or power arising from any default or breach by Developer shall affect or impair the rights of Licensor with respect to any subsequent default of the same or a different kind; nor shall any delay or omission of Licensor to exercise any right arising from any such default affect or impair Licensor's rights as to such default or any future default.

23. SEVERABILITY. If any term, restriction or covenant of this Agreement is deemed invalid or unenforceable, all other terms, restrictions and covenants and the application thereof to all persons and circumstances subject thereto shall remain unaffected to the extent permitted by law; and if any application of any term, restriction or covenant to any person or circumstance is deemed invalid or unenforceable, the application of such term, restriction or covenant to other persons and circumstances shall remain unaffected to the extent permitted by law.

24. ENTIRE AGREEMENT. This Agreement contains the entire agreement between the parties hereto and there are no representations, inducements, promises, agreements, arrangements or undertakings, oral or written, between the parties that have been relied upon by either party other than those set forth herein. No agreement of any kind relating to the matters covered by this agreement shall be binding upon either party unless and until the same is made in writing and executed by both Developer and Licensor.

25. DEVELOPER'S ACKNOWLEDGMENTS. Developer understands and acknowledges that there are significant risks in any business venture and that the primary factor in Developer's success or failure under this Agreement will be Developer's own efforts. IN ADDITION, DEVELOPER ACKNOWLEDGES THAT LICENSOR AND ITS REPRESENTATIVES HAVE MADE NO REPRESENTATIONS TO DEVELOPER OTHER THAN OR
INCONSISTENT WITH THE MATTERS SET FORTH IN THE UNIFORM FRANCHISE OFFERING CIRCULAR PROVIDED TO DEVELOPER AND THAT DEVELOPER HAS UNDERTAKEN THIS VENTURE SOLELY IN RELIANCE UPON THE MATTERS SET FORTH IN THE UNIFORM FRANCHISE OFFERING CIRCULAR AND DEVELOPER'S OWN INDEPENDENT INVESTIGATION OF THE MERITS OF THIS VENTURE.

DATED___________________, 1998


                          DEVELOPER:

                          HARTAN,  INC.

                          By: /s/
                             -------------------------------

                          LICENSOR:

                          TRC ACQUISITION CORPORATION

                          By: /s/ Timothy R. Robinson
                             -------------------------------
                             Timothy R. Robinson, Vice President
                             and Chief Financial Officer

                                    EXHIBIT A

                         To Market Development Agreement
                                  July 15, 1998

     Between TRC ACQUISITION CORPORATION and HARTAN, INC.

DEVELOPMENT TERRITORY:  Five agreed upon locations to be determined.

DEVELOPMENT FEE: $50,000 ($10,000 per restaurant to be developed)

LICENSE FEES/ROYALTIES:

     For each TANNER'S restaurant opened within the Territory pursuant to this Agreement, the License Fee payable shall be $25,000 and the royalties payable shall be Three (3%) Percent of gross sales. ($10,000 per restaurant being paid at the time of this Development Agreement execution with the balance of each franchise fee being $15,000 per restaurant being paid at the time of execution of each License Agreement)


                              DEVELOPMENT SCHEDULE
                              --------------------

# OF UNITS                             OPEN AND OPERATING DUE DATE
----------                             ---------------------------

1                                      10/30/98
2                                      12/30/98
3                                      6/30/99
4                                      12/30/99
5                                      6/30/2000




ACKNOWLEDGED AND APPROVED

(Licensor):________________________
(Developer):_______________________

                    FIRST AMENDMENT TO DEVELOPMENT AGREEMENT


     THIS FIRST AMENDMENT dated July 16, 1998, by and between TRC ACQUISITION CORPORATION, a Georgia Corporation, with its principal place of business at 2662 Holcomb Bridge Road, Alpharetta, Georgia ("Licensor") and HARTAN, INC., a wholly-owned subsidiary of HARVEST RESTAURANT GROUP, INC., a Texas corporation with its principal place of business at 1250 N.E. Loop 410, Suite 335, San Antonio, Texas 78209 ("Licensee").

     WHEREAS, on July 15, 1998, Licensor and Licensee entered into a Development Agreement and the parties now desire to enter into an Amendment to the Development Agreement.

     NOW, THEREFORE, for and in consideration of the mutual benefit to the parties, the parties hereby agree as follows:

     1. Licensee desires to and Licensor agrees to enter into a Management Agreement with Licensee to handle the development and operation of the restaurants to be built in accordance with the Development Agreement as agreed to between the parties through the Management Agreement.

     2. The parties agree that Licensor will act as the Manager for the area(s) to be developed and for each of the restaurants to be developed in accordance with the Development Schedule until such time as the Management Agreement specifies.

     3. The Manager will have the authority to act on behalf of the Developer, as outlined in the Management Agreement and Operating Fund Agreement in order to execute the terms of the Development Agreement.

     IN WITNESS WHEREOF, the parties have duly executed this First Amendment to the Development Agreement.

                                    LICENSOR:
                                    TRC ACQUISITON CORPORATION

                                    By: /s/ Clyde E. Culp III
                                       -----------------------------------------
                                    Title: Chairman
                                          --------------------------------------



                                    LICENSEE:
                                    HARTAN, INC.

                                    By: /s/
                                       -----------------------------------------
                                    Title: President
                                          --------------------------------------

                    SECOND AMENDMENT TO DEVELOPMENT AGREEMENT


     THIS SECOND AMENDMENT dated July 17, 1998, by and between TRC ACQUISITION CORPORATION, a Georgia Corporation, with its principal place of business at 2662 Holcomb Bridge Road, Alpharetta, Georgia ("Licensor") and HARTAN, INC., a wholly-owned subsidiary of HARVEST RESTAURANT GROUP, INC., a Texas corporation with its principal place of business at 1250 N.E. Loop 410, Suite 335, San Antonio, Texas 78209 ("Licensee").

     WHEREAS, on July 15, 1998, Licensor and Licensee entered into a Development Agreement and the parties now desire to enter into an Amendment to the Development Agreement.

     NOW, THEREFORE, for and in consideration of the mutual benefit to the parties, the parties hereby agree as follows:

     1. TRC ACQUISITION CORPORATION, acknowledges that Harvest Restaurant Group, Inc. is a publicly held corporation with tradable securities and as such this constitutes written approval to accept the normal trading and transfer of such securities within normal business practices.

     2. This Development Agreement shall be deemed made and accepted in Georgia and shall also be construed and interpreted, and be governed by, the laws of the State of Georgia.


     IN WITNESS WHEREOF, the parties have duly executed this Second Amendment to the Development Agreement.

                                    LICENSOR:
                                    TRC ACQUISITON CORPORATION

                                    By:________________________________________

                                    Title:_____________________________________



                                    LICENSEE:
                                    HARTAN, INC.

                                    By:________________________________________

                                    Title:_____________________________________